CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-2 of Apollo Investment Corporation of our report dated May 18, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting of Apollo Investment Corporation, which appears in this Registration Statement. We also consent to the use in such Registration Statement of our report dated October 10, 2018 on the senior securities table, which appears in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Selected Financial Data” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
October 10, 2018